Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EMMIS COMMUNICATIONS CORPORATION

(As amended through July 7, 2016)

The Second Amended and Restated Articles of Incorporation (the “Restated Articles”) of Emmis Communications Corporation, a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), are as follows:

ARTICLE I

Corporate Name

The name of the Corporation is Emmis Communications Corporation.

ARTICLE II

Purposes

The purpose of the Corporation is to transact any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as now or hereafter amended (the “Act”). The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent. The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.

ARTICLE III

Definitions

As used herein, the following terms shall have the meanings indicated:

“Act” has the meaning defined in Article II.

Exhibit 3.1

“Affiliate of Smulyan” means (i) any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Smulyan, (ii) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which Smulyan is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting securities, or in which Smulyan has a substantial beneficial interest, (iii) a Qualified Voting Trust, (iv) any other trust or estate in which Smulyan has a substantial beneficial interest or as to which Smulyan serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of Smulyan, or any relative of such spouse, who has the same residence as Smulyan.

“Alien” has the meaning defined in Article XI.

“Alien Ownership Restrictions” has the meaning defined in Article XI.

“Board of Directors” has the meaning defined in Section 7.2(a).

“Class A Directors” has the meaning defined in Section 7.4(b).

“Class A Shares” has the meaning defined in Section 6.1(a).

“Class B Shares” has the meaning defined in Section 6.1(b).

“Class C Shares” has the meaning defined in Section 6.1(c).

“Common Shares” has the meaning defined in Section 6.1(c).

“Communications Act” has the meaning defined in Article XI.

“Corporation” has the meaning defined in the introduction to these Restated Articles.

“Effective Date” means March 1, 1994, the date and time at which the Corporation’s Amended and Restated Articles become effective.

“Event of Automatic Conversion” means each of the automatic conversion events described in Section 7.6(a) or Section 7.6(c).

“Existing Common Shares” has the meaning defined in Section 7.6(a).

“Going Private Transaction” shall mean any transaction that is a “Rule 13e-3 Transaction,” as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. § 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that the term “affiliate” as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate of Smulyan.

“Independent Director” shall have the meaning defined in Part III, Section 5(c) of Schedule D to the By-Laws of the National Association of Security Dealers, Inc., as the same may be amended from time to time.

Exhibit 3.1

“Preferred Stock” has the meaning defined in Section 6.1(c).

“Qualified Voting Trust” means any voting trust, voting agreement or similar arrangement pursuant to which Smulyan generally controls the vote of the Common Shares held by or subject to such trust, agreement or similar arrangement, regardless of whether the beneficial owner reserves or is granted a limited right to vote such Common Shares in certain circumstances. A good faith determination by the Board of Directors as to whether a voting trust, voting agreement or similar arrangement constitutes a Qualified Voting Trust shall be conclusive and binding on all shareholders.

“Restated Articles” has the meaning defined in the introduction to these Second Amended and Restated Articles of Incorporation of Emmis Communications Corporation.

“Smulyan” means and refers to Jeffrey H. Smulyan.

ARTICLE IV

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE V

Registered Office and Registered Agent

The street address of the registered office of the Corporation is 950 North Meridian Street, Suite 1200, Indianapolis, Indiana 46204, and the name of the registered agent at such office is Steven C. Crane.

ARTICLE VI

Capital Structure

6.1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Sixty-seven million five hundred thousand (67,500,000), consisting of the following:

(a)    Forty-two million five hundred thousand (42,500,000) shares of Class A Common Stock, par value $.01 per share (the “Class A Shares”);

(b)    Seven million five hundred thousand (7,500,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Shares”);

Exhibit 3.1

(c)    Seven million five hundred thousand (7,500,000) shares of Class C Common Stock, par value $.01 per share (the “Class C Shares” and together with the Class A Shares and the Class B Shares, the “Common Shares”); and

(d)    Ten million (10,000,000) shares of serial Preferred Stock, par value $.01 per share (the “Preferred Stock”).

6.2. Terms of Stock. The designations, preferences, powers, qualifications and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in Articles VII and VIII.

ARTICLE VII

Common Shares

7.1. Identical Rights. Except as otherwise provided in these Restated Articles, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges, including, but not limited to, the right to share ratably in liquidation distributions after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

7.2. Dividends.

(a)    General. When, as and if dividends are declared by the Corporation’s board of directors (the “Board of Directors”), whether payable in cash, securities of the Corporation or other property, the holders of Common Shares shall be entitled, in accordance with the number of Common Shares held by each, to share equally in and to receive all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares, in Class B Shares to holders of Class B Shares and in Class C Shares to holders of Class C Shares.

(b)    Record Date. Dividends declared by the Board of Directors shall be paid to the holders of record of the outstanding Common Shares as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend.

(c)    Stock Dividends. Any Common Shares issued as a dividend shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall not issue fractions of Common Shares on payment of any such stock dividend but shall issue a whole number of shares to such holder of Common Shares rounded up or down in the Corporation’s sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

Exhibit 3.1

7.3. Stock Splits. The Corporation shall not in any manner subdivide (by stock split, reverse stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined, provided that this Section shall not apply to the reclassification taking effect upon the filing of these Restated Articles with the Secretary of State of Indiana. At close of the trading market on July 7, 2016, each four issued and outstanding Class A Shares shall be deemed exchanged for one Class A Share, each four issued and outstanding Class B Shares shall be deemed exchanged for one Class B Share, and each four issued and outstanding Class C Shares shall be deemed exchanged for one Class C Share, without any further action by the holder thereof, except that no fractional shares of any class of Common Shares shall be issued to any holder, and instead of issuing any such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the effective date previously specified in this sentence based on the average closing sales price of the Class A Shares as reported by the Nasdaq Global Select Market for the thirty (30) trading days preceding such date.

7.4. Voting Rights.

(a)    General. The holders of the Class A Shares and the Class B Shares shall vote as a single class in all matters submitted to a vote of the stockholders, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes, except (i) for the election of directors, which shall be governed by Subsections (b) and (c) below, (ii) with respect to any Going Private Transaction described in Subsection (e) below, which shall be governed by such Subsection, and (iii) as otherwise provided by law. The holders of the Class C Shares have no right to vote on any matter except as otherwise provided by law.

(b)    Class A Directors. In the election of directors, the holders of Class A Shares shall be entitled by class vote, exclusive of all other stockholders, to elect two of the Corporation’s directors (the “Class A Directors”), with each Class A Share entitled to one vote; provided, however, that each Class A Director must be qualified at the time of his or her election to be an Independent Director. Any vote by stockholders on the removal of a Class A Director shall only be by the class vote of the holders of Class A Shares.

(c)    Other Directors. Except as provided in Subsection (b) above, the holders of Class A Shares and Class B Shares, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors, if any, who may be elected by the holders of Preferred Stock), with each Class A Share entitled to one vote and each Class B Share entitled to ten votes.

(d)    Class A Director Vacancies. In the event of the death, removal or resignation of a Class A Director prior to expiration of the director’s term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum; provided, however, that any person appointed to fill a vacancy created by the death, removal or resignation of a Class A Director shall be an Independent Director. A director elected in such

Exhibit 3.1

manner to fill such a vacancy shall hold office until the director’s successor has been duly elected and qualified at a meeting of holders of Class A Shares duly called for such purpose.

(e)    Going Private Transactions. With respect to any Going Private Transaction between the Corporation and (i) Smulyan, (ii) any Affiliate of Smulyan or (iii) any group of which Smulyan or any Affiliate of Smulyan is a member, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share and Class B Share entitled to one vote.

7.5. Issuance of Common Shares. Each new issuance of Common Shares after the Effective Date shall be an issuance of Class A Shares or Class C Shares unless (i) the Common Shares are issued to Smulyan or (ii) the Common Shares are issued or subject to a Qualified Voting Trust. In each event described in clauses (i) or (ii) above, each Common Share issued shall be a Class B Share.

7.6. Conversion.

(a)    Automatic Conversion on Effective Date. Each share of the Corporation’s common stock issued and outstanding immediately prior to the Effective Date (the “Existing Common Shares”) that is owned of record as of the Effective Date by Smulyan shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class B Share as of the Effective Date. Each of the Existing Common Shares not converted in accordance with the previous sentence shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class A Share as of the Effective Date.

(b)    Voluntary Conversion. Each Class B Share shall be convertible, at the option of its holder, into one fully paid and non-assessable Class A Share at any time.

(c)    Automatic Conversion.

        (i) Each Class B Share shall convert automatically into one fully paid and non-assessable Class A Share upon the sale, gift or other transfer of such share, voluntarily or involuntarily, to a person or entity other than Smulyan or an Affiliate of Smulyan; provided, however, that the pledge of a Class B Share pursuant to a bona fide pledge as security for indebtedness owed to the pledgee shall not constitute a transfer for purposes of this Subsection (c) until such time as either (A) such share is registered in the name of the pledgee, (B) the pledgee acquires the right to vote such share and exercises such right, in which case the automatic conversion into a Class A Share shall be deemed to occur immediately prior to such vote, or (C) ownership of the pledged share is transferred pursuant to enforcement of such pledge to a person or entity other than Smulyan or an Affiliate of Smulyan.

        (ii) All Class B Shares shall convert automatically into fully paid and non-assessable Class A Shares (on the basis of one Class A Share for each Class B Share) upon the earlier of (A) the death of Smulyan or (B) Smulyan’s ceasing to own at least 380,000 Common Shares, as adjusted

Exhibit 3.1

from time to time to account for any stock dividend in respect of the Common Shares or any stock split or reverse stock split of Common Shares.

(d)    Voluntary Conversion Procedure. At the time of a voluntary conversion, the holder of Class B Shares shall deliver to the office of the Corporation or any transfer agent for the Common Shares (i) the certificate or certificates representing the Class B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the names and addresses in which each certificate for Class A Shares issued upon such conversion is to be issued. Voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the shares to be converted, and the person or entity exercising such voluntary conversion shall be deemed to be the holder of record of the number of Class A Shares issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of Class A Shares to such holder.

(e)    Automatic Conversion Procedure. Upon the occurrence of the Event of Automatic Conversion pursuant to Section 7.6(a), each certificate previously representing Existing Common Shares that pursuant to Section 7.6(a) are converted into Class A Shares shall automatically and without the requirement of any further action represent the same number of Class A Shares. Promptly upon the occurrence of (i) the Event of Automatic Conversion pursuant to Section 7.6(a) with respect to those Existing Common Shares that are converted automatically into Class B Shares, or (ii) an Event of Automatic Conversion pursuant to Section 7.6(c), such that Class B Shares are converted automatically into Class A Shares, the holder of such converted shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Common Shares and shall give written notice to the Corporation, at such office (A) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class B Shares or Class A Shares as provided in Section 7.6(a) or (c), respectively, (B) specifying the Event of Automatic Conversion (and, if the occurrence of such event is within the control of the transferor, stating the transferor’s intent to effect an Event of Automatic Conversion), (C) identifying the number of Existing Common Shares or Class B Shares being converted, and (D) setting out the name or names (with addresses) and denominations in which the certificate or certificates shall be issued, and instructions for the delivery thereof. Delivery of such notice together with the certificates representing the converted shares shall obligate the Corporation to issue and deliver, and thereupon the Corporation or its transfer agent shall promptly issue and deliver, at such stated address to such holder or to the transferee of the converted shares a certificate or certificates for the number and class of Common Shares to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice. Nothing contained in this Subsection (e) or elsewhere in these Restated Articles shall be construed to permit or provide for (i) the transfer of any Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan without the conversion of such Class B Shares into Class A Shares upon such transfer or (ii) the issuance of Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan.

Exhibit 3.1

To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected as of the date and time at which the Event of Automatic Conversion occurs (such time being the “Conversion Time”). The person or entity entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares at and as of the Conversion Time. The rights as a holder of the converted shares shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this Subsection (e).

(f)    Unconverted Shares; Notice Required. In the event of the conversion of less than all of the Class B Shares evidenced by a certificate surrendered to the Corporation in accordance with the procedures of Section 7.6(d) or (e), the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of Class B Shares not converted. Class B Shares shall not be transferred as Class B Shares on the books of the Corporation unless the Corporation shall have received from the holder thereof the written notice described herein.

(g)    Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Shares, for the purposes of effecting conversions, such number of duly authorized Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares. The Corporation covenants that all the Class A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable. Subject to Article XI, the Corporation will take all such action as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Shares may be listed.

7.7. Consideration on Merger, Consolidation, etc. In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Shares, Class B Shares and Class C Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in these Restated Articles differ between the Class A Shares, the Class B Shares and the Class C Shares.

Exhibit 3.1

ARTICLE VIII

Preferred Stock

8.1. Terms of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

ARTICLE IX

Board of Directors

9.1    Number of Directors. The number of directors constituting the Board of Directors shall be fixed by the By-Laws of the Corporation and shall be not less than six (6) and not more than fifteen (15). No amendment to the By-Laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director.

9.2    Classes and Term of Office. Effective as of the annual meeting of shareholders in 2000, the Board of Directors shall be divided into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as possible. The number of Class A Directors in each class shall also be as nearly equal in number as possible. The initial term of office of directors in Class I will expire at the annual meeting of shareholders in 2001. The initial term of office of directors in Class II will expire at the annual meeting of shareholders in 2002. The initial term of office of directors in Class III will expire at the annual meeting of shareholders in 2003. At each annual election beginning at the annual meeting of shareholders in 2001, the successors to the class of directors whose term then expires shall be elected to hold office for a term of three (3) years and until his or her successor is elected and qualifies or until his or her earlier resignation, removal from office or death. This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

9.3     Removal of Directors.

(a)    A director other than a Class A Director may be removed by the shareholders only for cause and only if the removal has been approved by an 80% majority of the combined voting power of the shares entitled to vote for the election of such director, cast at a special meeting of the shareholders called for that purpose. A Class A Director may be removed by the holders of Class

Exhibit 3.1

A Shares as provided in Section 7.4(b) only for cause and only if the removal has been approved by the holders of an 80% majority of the Class A Shares, cast at a special meeting of the shareholders called for that purpose. Cause for removal exists only if:

(1)	the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal; or

(2)
the director whose removal is proposed has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and the adjudication is not longer subject to direct appeal.

(b)    This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

9.4    Amendment or Repeal of this Article. Notwithstanding any other provision of these Articles or the By-Laws of the Corporation, and in addition to any other procedure specified under Indiana law, any amendment or repeal of or adoption of a provision inconsistent with any provision in this Article IX is not effective unless it is approved by at least an 80% majority of the combined voting power of the outstanding Common Shares.

ARTICLE X

Control Share Acquisitions

Chapter 42 of the Act (I.C. 23-1-42) shall not apply to control share acquisitions of shares of capital stock of the Corporation.

ARTICLE XI

Alien Ownership

The following provisions are included in these Restated Articles for the purpose of ensuring that control and management of the Corporation complies with the Communications Act of 1934 and the rules, regulations and policies of the Federal Communications Commission as amended from time to time (collectively, the “Communications Act”):

(a)    The Corporation (i) shall not issue to or for the account of (A) a person who is a citizen of a country other than the United States; (B) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (C) a government other than the government of the United States or of any state,

Exhibit 3.1

territory, or possession of the United States; or (D) a representative of, or an individual or entity controlled by, any of the foregoing (each person or entity described in any of the foregoing clauses (A) through (D), an “Alien”) any share of capital stock of the Corporation if such issuance would cause the total capital stock of the Corporation held or voted by Aliens to exceed, in violation of the Communications Act, 25% of (1) the total capital stock of the Corporation outstanding at any time or (2) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time, and (ii) shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total capital stock of the Corporation held or voted by Aliens to exceed such 25% limits in violation of the Communications Act.

(b)    No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total capital stock of the Corporation outstanding at any time or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time, if to do so would violate the Communications Act.

(c)    No Alien shall be qualified to act as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens, in either case if such would violate the Communications Act.

(d)    The Board of Directors shall have all powers necessary to implement the provisions of this Article and to ensure compliance with the alien ownership restrictions (the “Alien Ownership Restrictions”) of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition. Without limiting the generality of the foregoing and notwithstanding any other provision of these Restated Articles to the contrary, any shares of capital stock of the Corporation (other than the Series A Preferred Stock and the Series B Preferred Stock) determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

        (i) The redemption price of the shares to be redeemed pursuant to this Article shall be equal to the lower of (A) the fair market value of the shares to be redeemed, as determined in good faith by the Board of Directors in good faith, and (B) such Alien’s purchase price of such shares;

        (ii) The redemption price of such shares may be paid in cash, securities or any combination thereof;

(iii) If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

Exhibit 3.1

        (iv) At least ten (10) days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

        (v) From and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof shall thereafter be entitled only to receive the cash or securities payable upon redemption; and

        (vi) Such other terms and conditions as the Board of Directors shall determine.

For purposes of this Article, the determination of the beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. § 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, or in such other manner as determined in good faith by the Board of Directors to be fair and equitable.

ARTICLE XII

Indemnification

12.1. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who, while serving as such a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by such person in accordance with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

Exhibit 3.1

12.2. Authorization of Indemnification. To the extent that a director or officer of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 12.1, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 12.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (ii) if a quorum cannot be obtained under clause (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (iii) by special legal counsel (A) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) or (ii), or (B) if a quorum of the Board of Directors cannot be obtained under clause (i) and a committee cannot be designated under clause (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the stockholders, but shares owned by or voted under the control of directors or officers who are at the time parties to such action, suit or proceeding may not be voted on the determination.

    Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under foregoing clause (iii) to select counsel.

12.3. Good Faith. For purposes of any determination under Section 12.1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 12.1 if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of the Corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the Board of Directors of the Corporation or other enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence. The term “other enterprise” as used in this Section 12.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, partner, trustee, employee or agent. The provisions of this Section 12.3 shall not be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 12.1.

12.4. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the

Exhibit 3.1

same manner described in Section 12.2, upon receipt of the director or officer’s written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 12.1 and upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article XII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XII.

12.5. Other Indemnitees. The Corporation may, by action of its Board of Directors, indemnify employees and agents of the Corporation with the same scope and effect and pursuant to the same procedures as provided in this Article XII for directors and officers.

12.6. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Restated Articles of Incorporation, the Corporation’s By-Laws, any resolution of the Board of Directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting shares of the Corporation then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to serve in his or her official capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

12.7. Vested Right to Indemnification. The right of any person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 12.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article XII, the right of any person to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

12.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

12.9. Additional Definitions. For purposes of this Article:

(i) References to the “Corporation” shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

Exhibit 3.1

(ii) Serving an employee benefit plan at the request of the Corporation shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” referred to in this Article.

(iii) The term “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

(iv) The term “official capacity,” when used with respect to a director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

ARTICLE XIII

Severability

In the event that any Article or Section (or portion thereof) of these Restated Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Restated Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of these Restated Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders notwithstanding any such findings.